EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of our report dated October 11, 2003, except for Note 19 for which the date is November 12, 2003, relating to the consolidated financial statements of SYNNEX Corporation, and our report dated October 11, 2003 relating to the financial statement schedule of valuation and qualifying accounts, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

November 18, 2003